Report of Independent Auditors

To the Shareholders and Board of Directors of Seligman Portfolios, Inc.

In planning and performing our audit of the financial statements of Seligman Portfolios, Inc. (comprising, respectively, Seligman Bond Portfolio, Seligman Capital Portfolio, Seligman Cash Management Portfolio, Seligman Common Stock Portfolio, Seligman Communications and Information Portfolio, Seligman Frontier Portfolio, Seligman Henderson Global Growth Opportunities Portfolio, Seligman Henderson Global Smaller Companies Portfolio, Seligman Henderson Global Technology Portfolio, Seligman Henderson International Portfolio, Seligman High-Yield Bond Portfolio and Seligman Income Portfolio) for the year ended December 31, 1997, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of Seligman Portfolios, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above at December 31, 1997.

This report is intended solely for the information and use of the Board of Directors and management of Seligman Portfolios, Inc. and the Securities and Exchange Commission.
                                            /s /ERNST & YOUNG LLP
New York, New York                              -----------------
February 6, 1998                                ERNST & YOUNG LLP